  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 5, 1997
                                                     REGISTRATION NO. 333-15657

===============================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                            AMENDMENT NO. 3 TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                      JONES INTERNATIONAL NETWORKS, LTD.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

        COLORADO                     7922                    84-1250515
     (STATE OR OTHER     (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER
     JURISDICTION OF      CLASSIFICATION CODE NUMBER)  IDENTIFICATION NUMBER)
    INCORPORATION OR
      ORGANIZATION)

                           9697 EAST MINERAL AVENUE
                           ENGLEWOOD, COLORADO 80112
                                (303) 792-3111
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICE)

               ELIZABETH M. STEELE, VICE PRESIDENT AND SECRETARY
                           9697 EAST MINERAL AVENUE
                           ENGLEWOOD, COLORADO 80112
                                (303) 792-3111
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                  INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                               ----------------

                                  COPIES TO:
           PAUL HILTON, ESQ.                    MARC WEINGARTEN, ESQ.
       N. ANTHONY JEFFRIES, ESQ.               DEBORAH FREEDMAN, ESQ.
      DAVIS, GRAHAM & STUBBS LLP              SCHULTE ROTH & ZABEL LLP
  370 SEVENTEENTH STREET, SUITE 4700              900 THIRD AVENUE
        DENVER, COLORADO 80202                NEW YORK, NEW YORK 10022
            (303) 892-9400                         (212) 756-2000

                               ----------------

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
     As soon as practicable after the effective date of this Registration
                                  Statement.

                               ----------------

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

                               ----------------


  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

================================================================================

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following table sets forth the costs and expenses, other than underwriting discounts and commissions and the $753,750 payable to M. Kane & Company, Inc. for financial advisory services, payable by the Company in connection with the sale of Class A Common Stock being registered (all amounts are estimated except the SEC Registration Fee and the NASD Filing Fee).

      SEC Registration Fee............................................ $  15,177
      National Association of Securities Dealers, Inc. Filing Fee.....     5,509
      Nasdaq Listing Application Fee..................................    33,500
      Blue Sky Fees and Expenses (including legal fees)...............    25,000
      Printing Expenses...............................................   175,000
      Legal Fees and Expenses.........................................   150,000
      Accountants' Fees and Expenses..................................   170,000
      Transfer Agent and Registrar Fees...............................    20,000
      Miscellaneous Expenses..........................................   205,814
                                                                       ---------
        Total......................................................... $ 800,000
                                                                       =========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  In accordance with the Colorado Act, the Company's articles of incorporation eliminate in certain circumstances the liability of directors of the Company for monetary damages for breach of their fiduciary duty as directors. This provision does not eliminate the liability of a director for: (i) a breach of the director's duty of loyalty to the Company or its shareholders, (ii) acts or omissions by the director not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) a willful or negligent declaration of an unlawful distribution or (iv) transactions from which the director derived an improper personal benefit.

  The Company's articles of incorporation also provide that the Company shall indemnify any person and his or her estate and personal representatives against all liability and expenses incurred by reason of the person being or having been a director or officer of the Company or, while serving as a director or officer of the Company, is or was serving at the request of the Company or any of its subsidiaries as a director, an officer, an agent, an associate, an employee, a fiduciary, a manager, a member, a partner, a promoter, or a trustee of, or to hold any similar position with, another domestic or foreign corporation or other individual or entity or of an employee benefit plan, to the full extent permitted under the Colorado Act. The Colorado Act requires a corporation to indemnify its officers and directors against reasonable expenses incurred in any proceeding to which the officer or director is a party and was wholly successful, on the merits or otherwise, in defense of the proceeding. In addition to this mandatory indemnification, the Colorado Act provides that a corporation may indemnify its officers and directors against liability and reasonable expenses if the officer or director acted in good faith and in a manner reasonably relieved to be in the best interests of the corporation in the case of conduct in an official capacity, in a manner he or she reasonably believed was at least not opposed to the corporation's best interests in all other cases, or in a manner he or she had no reasonable cause to believe was unlawful in the case of criminal proceedings. In actions by or in the name of the corporation, the Colorado Act provides the same standard but limits indemnification to reasonable expenses incurred by the director and prohibits any indemnification if the director was adjudged liable to the corporation. The Colorado Act also prohibits indemnification of a director in connection with actions charging improper personal benefit to the director if the director is adjudged liable on that basis.

  Section 7 of the Underwriting Agreement (to be filed as Exhibit 1.1 hereto) provides that the Underwriters will indemnify and hold harmless the Company and its directors, officers and controlling persons from and against certain liabilities, including any liability caused by any statement or omission in the Registration Statement or Prospectus based on certain information furnished to the Company by the Underwriters for use in the preparation thereof.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

  In the three years preceding the filing of this registration statement, the Company has issued the following securities that were not registered under the Securities Act of 1933, as amended (the "Securities Act") (all share amounts reflect the proposed 220-for-1 stock-split):

  Effective September 30, 1996, the Company acquired its playback, trafficking and uplinking facilities through the purchase of all of the outstanding common stock of Jones Earth Segment, Inc. from Glenn R. Jones and Jones
International, Ltd. for 110,833 shares and 472,500 shares, respectively, of Class A Common Stock.

  In August 1996, the Company agreed to grant a warrant to M. Kane & Company, Inc. ("MKC") to purchase 14,000 shares of the Class A Common Stock at an exercise price equal to 120% of the initial public offering price of the Class A Common Stock. In connection with the warrant, MKC will receive certain registration rights that provide, among other things, that MKC will have one demand registration right and unlimited piggy-back registration rights relating to the shares of Class A Common Stock underlying the warrant.

  Immediately prior to the consummation of this offering, the Company will acquire: (i) an 8.35% equity interest in the PIN Venture from Adelphia Communications Corporation in exchange for 262,500 shares of Class A Common Stock, (ii) Glenn R. Jones' 19% equity interests in Jones Infomercial Networks, Inc. and Great American Country, Inc. in exchange for 333,333 shares of Class A Common Stock and (iii) certain transponder leases and related subleases owned by Space Segment in exchange for 416,667 shares of Class A Common Stock. Also immediately prior to the consummation of this offering, the Company will issue 501,492 shares of its Class B Common Stock as repayment of all of the approximately $6.0 million in advances owed to Jones International as of December 31, 1996. The shares of Class A Common Stock and Class B Common Stock to be issued in the transactions described in this paragraph are valued at the assumed initial public offering price of the Class A Common Stock of $12.00 per share. The actual number of shares to be issued in these transactions will be adjusted, if necessary, to reflect the actual initial public offering price.

  The Company issued (or will issue) all of the foregoing shares of Class A Common Stock and Class B Common Stock in reliance on the exemption from registration provided by Section 4(2) of the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

   EXHIBIT
   NUMBER                         DESCRIPTION OF EXHIBIT
   -------                        ----------------------
    1.1*   Form of Underwriting Agreement
    3.1    Articles of Incorporation of the Company
    3.2    Bylaws of the Company
    3.3*   Restated Articles of Incorporation of the Company
    4.1    Form of Class A Common Stock Certificate
    4.2*   Form of Warrant Purchase Agreement between the Company and M. Kane &
           Company, Inc.
    5.1*   Form of Opinion of Davis, Graham & Stubbs LLP as to the legality of issuance of the Company's Class A Common Stock
   10.1    Promissory Note, dated December 19, 1994, in the amount of
           $6,554,500 from Jones Earth Segment, Inc. to Jones Spacelink, Ltd.
           (assumed by the Company on September 30, 1996)
   10.2    Letter Agreement dated August 14, 1996, between the Company and M.
           Kane & Company, Inc.
   10.3    The Company's 1996 Stock Option Plan
   10.4+   Cable Sales Representation Agreement dated April 15, 1996, between
           MediaAmerica, Inc. and Great American Country, Inc.
   10.5+   Sales Representation Agreement dated November 1, 1995, between
           MediaAmerica, Inc. and the Company
   10.6*+  Sales Representation Agreement dated December 1, 1995, between
           MediaAmerica, Inc. and Jones Satellite Networks, Inc.

   EXHIBIT
   NUMBER                        DESCRIPTION OF EXHIBIT
   -------                       ----------------------
   10.7    Purchase and Sale Agreement dated August 9, 1996, between Jones
           Global Group, Inc. and the Company
   10.8+   Partnership Agreement of Galactic/Tempo dated May 7, 1990, between
           Tempo Sound, Inc. and Galactic Radio Partners, Inc.
   10.9*+  Amended and Restated Partnership Agreement of Product Information
           Network Venture dated October 1, 1995, among Jones Infomercial
           Network Ventures, Inc., Cox Consumer Information Network, Inc. and
           Adelphia Communications Corporation
   10.10*  Affiliate Agreement dated January 1, 1996, among Great American
           Country, Inc., Jones Programming Services, Inc. and Jones
           Intercable, Inc.
   10.11   Galaxy V Satellite Transponder Agreement, dated January 1, 1995, among Jones Satellite Holdings, Jones Galactic Radio and Mind
           Extension University
   10.12   Amended and Restated Affiliate Agreement dated August 1, 1994, between Jones Infomercial Networks, Inc. and Jones Intercable,
           Inc.
   10.13+  Affiliate Agreement dated January 31, 1995, between Product
           Information Network Venture and Cox Communications, Inc.
   10.14+  Agreement dated May 1, 1995, between Product Information Network and National Media Corporation
   10.15*+ Letter Agreement dated August 23, 1996, between Product
           Information Network and Seventh Medium, Inc.
   10.16   License Agreement dated January 31, 1995, between Jones
           International, Ltd. and Product Information Network Venture
   10.17   Uplink Services Agreement dated January 1, 1995, among Jones Earth
           Segment, Inc., Jones Infomercial Networks, Inc., Jones Computer
           Network, Ltd., Mind Extension University, Inc. and Jones Galactic
           Radio, Inc.
   10.18   Transponder License Agreement dated January 1, 1995, among Jones
           Space Segment, Inc., Jones Infomercial Networks, Inc. and Jones
           Computer Network, Ltd.
   10.19+  Satellite Transponder Service Agreement dated July 28, 1989, entered into by Jones Space Segment, Inc.
   10.20+  Transponder License Agreement dated October 28, 1992, between
           Jones Space Segment, Inc. and Deutsche Welle
   10.21   Tax Allocation Agreement dated August 28, 1992, among Jones
           International, Ltd. and certain of its subsidiaries
   10.22   Exchange Agreement relating to Jones Earth Segment, Inc. dated
           September 30, 1996, between Glenn R. Jones, Jones International,
           Ltd. and the Company
   10.23   Agreement dated November 6, 1996, between Jones Space Segment,
           Inc. and the Company
   10.24   Agreement dated November 6, 1996, between Glenn R. Jones and the
           Company
   10.25   Agreement dated January 7, 1997, between Adelphia Communications
           Corporation and the Company
   10.26   Services Agreement dated January 1, 1995, among Jones Earth
           Segment, Jones Infomercial Networks, Jones Computer Network and
           Mind Extension University
   10.27   Commitment Letter, dated January 29, 1997, between NationsBank of
           Texas, N.A. and the Company
   21   *  Subsidiaries
   23.1    Consent of Arthur Andersen LLP
   23.2 *  Consent of Davis, Graham & Stubbs LLP (See Exhibit 5.1)
   23.3    Consent of Gary D. Edens
   23.4    Consent of Michael L. Pandzik
   24      Power of Attorney
   27      Financial Data Schedule

--------

*Filed herewith.


+Portions of this exhibit have been omitted pursuant to a determination that
certain information contained   therein shall be afforded confidential
treatment.

  Schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions, are inapplicable and therefore have been omitted or the information required by the applicable schedule is included in the notes to the financial statements.

ITEM 17. UNDERTAKINGS.

  The undersigned registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of the registrant pursuant to the Company's bylaws, articles of incorporation or the Underwriting Agreement, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT NO. 3 TO A REGISTRATION STATEMENT ON FORM S-1 (FILE NO. 333-15657) TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF ENGLEWOOD, STATE OF COLORADO, ON MARCH 5, 1997.


                                          Jones International Networks, Ltd.

                                                /s/ Gregory J. Liptak*
                                          By: _________________________________
                                                     GREGORY J. LIPTAK
                                                         PRESIDENT

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS AMENDMENT NO. 3 TO A REGISTRATION STATEMENT ON FORM S-1 (FILE NO. 333-15657) HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.


             SIGNATURES                        TITLE                 DATE

         /s/ Glenn R. Jones*           Chairman of the
-------------------------------------   Board of Directors      March 5, 1997
           GLENN R. JONES

                                       President and
     /s/ Gregory J. Liptak*             Director (Principal     March 5, 1997
-------------------------------------   Executive Officer)
          GREGORY J. LIPTAK

          /s/ Jay B. Lewis*            Group Vice
-------------------------------------   President/Chief         March 5, 1997
            JAY B. LEWIS                Financial Officer
                                        and Director
                                        (Principal
                                        Financial Officer)

       /s/ Keith D. Thompson*          Chief Accounting
-------------------------------------   Officer (Principal      March 5, 1997
          KEITH D. THOMPSON             Accounting Officer)

     /s/ Elizabeth M. Steele
*By: ________________________________

       ELIZABETH M. STEELE
           ATTORNEY-IN-FACT